EXHIBIT 10.1
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
(By and Between Columbia State Bank and Gregory A. Sigrist)

ARTICLE I
PURPOSE AND EFFECTIVE DATE

This Columbia State Bank Supplemental Executive Retirement Plan Agreement (hereinafter “Agreement”), entered into this July 25th, 2018 by and between Columbia State Bank (hereinafter “Bank” or “Employer”) and Gregory A. Sigrist (hereinafter “Executive” or “Participant”).

The purpose of this Columbia State Bank Supplemental Executive Retirement Plan (hereinafter the “Plan”), evidenced by this Agreement, is to provide supplemental retirement benefits for certain key employees of Columbia State Bank. It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits.

WHEREFORE, the Bank and Executive hereby agree to the following;

ARTICLE II
DEFINITIONS
For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise. Furthermore, in the event of any ambiguity or in the event any clarification is required, the below terms shall be interpreted in a manner consistent with Internal Revenue Code Section 409A.

2.1    Actuarial Equivalent. The term “Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Committee, utilizing the “applicable interest rate” specified by Internal Revenue Code Section 417(e)(3)(C) as of the date of Executive’s Separation of Service or Disability, and the “applicable mortality table” specified in Code Section 417(e)(3)(B).

2.2    Administrator. The Bank shall be the "Administrator" of the Plan and, solely for the purposes of ERISA (as defined below), the "fiduciary" of this Agreement where a fiduciary is required by ERISA. Additionally, the administrative duties are discussed in more detail in Article VII.

2.3    Applicable Percentage. The term “Applicable Percentage” is the percentage of the Executive Benefit to which Executive may be entitled based on (a) the date on which Executive Separates From Service or Terminates Employment with the Bank or (b) the circumstances described herein. The actual Executive Benefit to which Executive is entitled will be determined based on both the date of Separation From Service (or Disability) and the circumstances of such Separation From Service. While the following chart reflects the Applicable Percentage as of the specified date for the given year, it is the intent of the parties that a Separation From Service at any time during the calendar year shall result in a pro-rated increase in the Applicable Percentage using a methodology which is consistent with the reduction under Paragraph 2.13. Subject to the forgoing, the Applicable Percentage shall be determined as follows:

DATE OF SEPARATION FROM SERVICE	APPLICABLE PERCENTAGE

July 1, 2018 through June 30, 2021	0%
July 1, 2021	15%
July 1, 2022	20%
July 1, 2023	25%
July 1, 2024	30%
July 1, 2025	35%
July 1, 2026	40%
July 1, 2027	45%
July 1, 2028	50%
July 1, 2029	55%
July 1, 2030	60%
July 1, 2031	65%
July 1, 2032	70%
July 1, 2033	75%
July 1, 2034	80%
July 1, 2035	85%
July 1, 2036	90%
July 1, 2037	95%
July 1, 2038 and thereafter	100%

2.4    Base Salary. "Base Salary" shall mean the regular cash compensation actually paid to Executive for services rendered or labor performed by Executive during a given calendar year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards. This amount shall include amounts Executive could have received in cash in lieu of (i) contributions made on Executive's behalf to a qualified plan maintained by the Bank or to any cafeteria plan under Section 125 of the Code maintained by the Bank and (ii) deferrals of compensation made at Executive's election pursuant to a plan or arrangement of the Bank.
2.5    Beneficiary(ies). The individual(s) or entities designated to receive any Executive Benefit due upon Executive’s death. The Beneficiary(ies) shall be designated in accordance with the provisions of Article IX.

2.6    Board. “Board” means the Board of Directors of Columbia State Bank.

2.7    Change in Control. For the purposes of this Agreement, a Change in Control shall be defined in a manner consistent with IRC 409A. Currently IRC provides a definition consistent with the following (and for the purposes of this provision, the term “corporation” shall mean Columbia State Bank):

A.
Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.	Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(1)
The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(2)
The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C.
Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a Change in Control event with respect to Executive, the change in control event must relate to (i) the corporation for whom Executive is performing services at the time of the Change in Control; (ii) The corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

2.8    The Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.9    Committee. The term “Committee” means the Compensation Committee of the Board of Directors of Columbia State Bank.

2.10     Competitive Activity. For the purposes of this Agreement, “Competitive Activity” is defined as acting directly or indirectly as an employee, agent, stockholder (other than passive holdings of less than two percent (2%) of the outstanding shares of a publicly-traded company), member, officer, director, co-partner, advisor, or in any other individual or representative capacity, on behalf of any “Conflicting Organization.”

2.11    Conflicting Organization. For purposes of this Agreement, “Conflicting Organization” is defined as any person, entity, or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of the Bank, including without limitation any bank or financial institution (including without limitation any trust company, finance company, or leasing company).

2.12    Disability/Disabled. For the purposes of this Agreement, Executive will be considered Disabled if it is determined (in a manner consistent with IRC 409A) that Executive is Disabled within the meaning of IRC 409A. IRC 409A currently provides the following definition of Disability:

A.
Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.
Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank’s Employees.

In the event a disability policy has been purchased by the Bank for Executive, then the individual or entity responsible for determining such disability thereunder shall determine Executive’s Disability under this Agreement (using the forgoing Disability definition). In the event no such disability policy exists, then the Administrator shall make a good faith determination of Disability in a manner consistent with that required under IRC 409A.

2.13    Early Commencement Reduction Factor. The term “Early Commencement Reduction Factor” is the amount by which an Executive Benefit shall be reduced based on the benefit being paid prior to Executive’s attainment of the Normal Retirement Age. The amount of the Early Commencement Reduction Factor shall be determined as follows: for each year (or partial year) that an Executive’s benefit hereunder is paid prior to his attainment of the Normal Retirement Age, then the benefit amount shall be reduced, on a pro rata basis, by a factor of five percent (5%). Thus, if an executive with a Normal Retirement Age of sixty-five (65) begins receiving payments at age sixty-two and one half (62 ½), the amount of the annual benefit shall be reduced by 12.5% (65- 62 ½ = 2.5; 2.5 x 5%= 12.5%).

2.14    Early Retirement Age. The “Early Retirement Age” shall be age sixty-two (62).
2.15    Effective Date. The term “Effective Date” shall mean the date first written above.

2.16    Employer or Bank. The term “Employer” or “Bank” shall mean Columbia State Bank, any subsidiaries or affiliates thereof, or any successors thereto.

2.17    Employer’s Market Area. For the purposes of this Agreement, “Employer’s Market Area” is defined as including the following locations, either during Executive’s employment or at the time of Executive’s Separation From Service or Disability:

A.       Any counties in the States of Washington, Oregon or Idaho in which Employer maintains a branch or other office, and all counties bordering on any such county, or

B.       Any counties in other States in which Employer maintains a branch or other office at the time of Executive’s Separation From Service or Disability, and all counties bordering on any such county, or

C.        Any other county in which Employer has bona fide documented plans to establish a branch or office, as demonstrated by minutes of board of director meetings, regulatory correspondence, or other written communications with third parties (including legal or financial advisers) with respect to such geographic expansion, and of which Executive is aware due to his employment with Employer.

Executive acknowledges that the Bank currently has operations in various counties within the states of Washington, Oregon or Idaho that Employer plans to continue to expand its operations and presence within these states and other states, and that as a member of Employer’s senior management, Executive’s services are integral to these operations and expansion plans.

2.18    ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.19    Executive Benefit. For the purposes of this Agreement, then term “Executive Benefit” shall refer to the annual amount to which Executive is entitled to receive pursuant to this Agreement. Amounts actually received by Executive, however, shall be determined pursuant to Articles IV-VI, forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over Employer; or (c) required in order for Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

2.20 Involuntary Termination/ Involuntary Separation From Service. The terms “Involuntary Termination” or “Involuntary Separation From Service” shall be defined as it is in IRC 409A, which currently provides that an “Involuntary” Termination shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Employer to terminate Executive’s services, other than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services (and not as the result of a Disability of a Termination for Cause).

2.21    IRC 409A. The term “IRC 409A” shall refer to the final regulations issued by the IRS and the Treasury Department under Section 409A of the Code, and shall be deemed to include all related guidance issued.

2.22    Normal Retirement / Normal Retirement Age. The term "Normal Retirement" shall mean Executive’s Separation From Service on or after attaining the Normal Retirement Age of sixty-five (65) and for reasons other than a Termination for Cause, because of Disability, or pursuant to the provisions of Paragraph 5.4.

2.23    Participant/Executive. For the purposes of this Agreement, the terms “Executive” and “Participant” shall be interchangeable.

2.24    Remain Employed. For the purpose of this Agreement, the term “Remain(s) Employed” shall mean that Executive has not experienced a Separation From Service.

2.25    Separation From Service/ Termination of Employment. The terms “Separation From Service” (“Separates From Service”) and “Termination of Employment” shall be used interchangeably for the purposes of this Agreement and shall be interpreted in accordance with the provisions of IRC 409A. Currently, IRC 409A provides that whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.

2.26    Specified Employee. The term “Specified Employee” shall be defined in accordance with IRC 409A, which states that a “Specified Employee” is an employee who, as of the date of the employee’s Separation From Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.

2.27    Target Benefit Amount. For the purposes of this Agreement, and unless provided otherwise, the “Target Benefit Amount” shall be an amount equal to sixty percent (60%) of the average of Executive’s three (3) highest years of Base Salary (as of the date of Separation From Service or Disability). For illustrative purposes only, attached hereto and incorporated by reference herein as “Exhibit A” is an illustration of Executive’s projected salary and potential benefit under this Agreement. This illustration is in no way a guarantee of benefits, salary or benefit amounts, but rather is intended to provide a framework for understanding potential benefits provided hereunder. Furthermore, the illustration in Exhibit A is based on certain assumptions which may or may not be accurate at the time a benefit is due or vests.

2.28    Termination For Cause. The term “Termination for Cause” shall be defined as it is in any current employment agreement between the Bank and Executive. In the event no such employment agreement exists, a Termination for Cause shall be defined as a Termination because of any of the following:

A.	Willful misfeasance or gross negligence;

B.	Conduct demonstrably and significantly harmful to the Bank or a financial institution subsidiary; or

C.	Conviction of a felony.

2.29    Termination For Good Reason. A termination shall be deemed to be for Good Reason if after a Change of Control, Executive Separates From Service on or after the occurrence of any of the below events, and such events occur without Executive’s consent:

A.	A material diminution in Executive’s total compensation;

B.	A material diminution in Executive’s authority, duties, or responsibilities;

C.
A material change in the geographic location at which Employee must perform services (within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii)(A)(5)), provided that in no event shall a change in geographic location of less than forty-five (45) miles be considered a material change in geographic location for purposes of this Agreement.

In the event of any of the forgoing circumstances, Executive shall provide notice to the Bank of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which the Bank must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days, and Executive Voluntarily Terminates his employment within the two (2) year period following the initial occurrence of one or more of these conditions, then such Separation From Service shall be deemed to have been for “Good Reason”.

2.30    Voluntary Termination. The term “Voluntary Termination” shall mean a Separation From Service elected by Executive and not as a result of a Disability or for Good Reason.

2.31    Years of Service. The term “Years of Service” shall mean the consecutive twelve (12) month period beginning on Executive’s date of hire and any twelve (12) month anniversary thereof, during the entirety of which time Executive is an employee of the Company and has not experienced a Separation From Service. Service with a subsidiary or other entity controlled by the Company before the time such entity became a subsidiary or under such control shall not be considered credited “Service” unless the Administrator specifically agrees to credit such service.

ARTICLE III
SCOPE, PURPOSE AND EFFECT

3.1    Not a Contract of Employment. Although this Agreement is intended to provide Executive with an additional incentive to remain in the employ of the Bank, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Bank, nor shall any provision of this Agreement restrict or expand the right of the Bank to terminate Executive's employment. This Agreement shall have no impact or effect upon any separate written employment agreement which Executive may have with the Bank, it being the parties' intention and agreement that unless this Agreement is specifically referenced in said employment agreement (or any modification thereto), this Agreement (and the Bank's obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said employment agreement.

3.2    Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.3    Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator, no payment shall be made hereunder without complying with said FDIC Rules.

ARTICLE IV
PAYMENT RESTRICTIONS AND LIMITATIONS

4.1    Delay in Payments for Specified Employee in the Event of a Separation From Service and Compliance With IRC 409A. In the event Executive is a Specified Employee as of the date of Separation From Service, then a payment conditioned upon Separation From Service may not be made before the date that is six (6) months after the date of Separation From Service (or, if earlier than the end of the six-month period, the date of Executive’s death).

If payments to which Executive would otherwise be entitled during the first six (6) months following a Separation From Service are subject to this six (6) month delay in payment, then such payments shall be accumulated and paid on the first day of the seventh month following the date of Separation From Service. Payments will then continue thereafter as called for pursuant to the terms of this Agreement.
Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC 409A in order to avoid any unfavorable tax consequences resulting from any such failure to comply.

4.2     Modifying Form of Benefit Payment/Single Life Annuity vs. Joint Life. In compliance with IRC 409A, and Subject to Bank approval as to the form of annuity payment offered, Executive may change the form of an annuity payment (before any payment has been made) from one type of life annuity to another type of annuity with the same scheduled date for the first annuity payment, and such change will not be considered a change in the time or form of a payment provided that the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions.
The Distribution Election Form (Exhibit B attached hereto, and as may be modified by the Bank from time to time) shall provide details and options regarding joint and survivor annuity options that may be elected. Again, an annuity modification under this Paragraph must be actuarially equivalent in value in accordance with IRC 409A, and the payment commencement date shall remain unchanged. Furthermore, any election to use an alternate annuity payment method must be made prior to the payment commencement date and, other than as addressed herein below, Executive shall not have the ability to modify the form of annuity elected once payments have begun. If, however, an approved joint and survivor annuity option is elected and Executive’s spouse pre-deceases Executive after payments have begun, then for all payments made to Executive after the death of their spouse, the amounts payable under this Agreement shall increase and be equal to the payment amounts Executive would have received under a single life annuity option. Executive shall not be able to then designate a new spouse and reinstate joint life annuity payments. Exhibit C attached hereto provides illustrations regarding possible payment amounts depending on the type of annuity elected. Exhibit C is not a guarantee of benefit amounts.

4.3    Withholding of Payroll Taxes. The Bank shall withhold from payments made hereunder any taxes required to be withheld from Executive’s wage under federal, state or local law.

ARTICLE V
PAYMENT OF EXECUTIVE BENEFITS

Executive Benefit payments due hereunder shall be payable under this Agreement pursuant to only one (1) provision herein below. The date and circumstances of Executive’s Separation From Service or Disability shall determine which provision shall be used to calculate the Executive Benefit payment due.

5.1       Executive Benefit Payments in the Event of Normal Retirement. Subject to the provisions of Article VI below, the Executive Benefit under this provision shall be determined as follows:

A.
Amount of Benefit. In the event Executive Separates From Service on or after attaining the Normal Retirement Age (and for reasons other than a Termination for Cause, because of a Disability, or pursuant to the provisions of Paragraph 5.4 dealing with a Change in Control), then the Executive Benefit shall be an annual amount calculated as follows:  the Applicable Percentage (as of the Separation From Service date) multiplied by the Target Benefit Amount. In addition to the forgoing, the annual Executive Benefit shall be increased at the rate of two percent (2%) each year, beginning on the first anniversary of the first Executive Benefit payment and annually thereafter for so long as Executive is entitled to receive payments.

B.
Payment Method. This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service and continuing until Executive’s death. Pursuant to Paragraph 4.2, Executive shall have the ability to timely select an alternate form of annuity payment.

5.2      Executive Benefit Payments on or After Attaining the Early Retirement Age but Before Attaining the Normal Retirement Age (and other than following a Change in Control). Subject to the provisions of Article VI below, in the event Executive Separates From Service on or after attaining the Early Retirement Age but before attaining the Normal Retirement Age (and other than following a Change in Control), then the Executive Benefit to which Executive is entitled shall be determined as follows:

A.	Amount of Benefit.

(1)	Involuntary Termination or Voluntary Termination With Ten (10) Years of Service. In the event of an Involuntary Termination or a

Voluntary Termination after completing ten (10) Years of Service, either of which occur on or after attaining the Early Retirement Age but before attaining the Normal Retirement Age (and other than following a Change in Control), then Executive shall be entitled to receive an annual amount calculated as follows: the Applicable Percentage (as of the Separation From Service date) multiplied by the Target Benefit Amount; however, this amount shall be reduced by the Early Commencement Reduction Factor. In addition, the annual Executive Benefit amount shall be increased at the rate of two percent (2%) each year, beginning on the first anniversary of the first Executive Benefit payment and annually thereafter for so long as Executive is entitled to receive payments.

(2)
Voluntary Termination Without Ten Years of Service. If Executive has not completed ten (10) Years of Service, then upon a Voluntary Separation From Service on or after attaining the Early Retirement Age but before attaining the Normal Retirement Age, Executive shall forfeit all rights and benefits they may have had under the terms of this Agreement.

B.
Payment Method. Any Executive Benefit due hereunder shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service and continuing until Executive’s death. Pursuant to Paragraph 4.2, Executive shall have the ability to timely select an alternate form of annuity payment.

             5.3       Executive Benefit Payments in the Event of Involuntary or Voluntary Termination Prior to Attaining the Early Retirement Age (and other than following a Change in Control). Subject to the provisions of Article VI below, in the event Executive Separates From Service prior to attaining the Early Retirement Age and as a result of either a Voluntary or Involuntary Termination (and absent a Change in Control), then the Executive Benefit to which Executive is entitled shall be determined as follows:

A.	Benefit Amount.

(1)
Involuntary Termination or Voluntary Termination After Achieving an Applicable Percentage of One Hundred Percent (100%). If, prior to attaining the Early Retirement Age, Executive is Involuntarily Terminated or Voluntarily Terminates after achieving an Applicable Percentage of one hundred percent (100%), then they shall be entitled to receive an Executive Benefit equal to the Actuarial Equivalent of the following: a lifetime benefit with an annual amount equal to the Applicable Percentage (as of the Separation From Service date) multiplied by the Target Benefit Amount, assuming a payment commencement date of the first day of the first month immediately following Executive’s attainment of the Normal Retirement Age, and assuming a two percent (2%) per year increase in the Executive Benefit amount.

(2)
Voluntary Termination Prior to Achieving an Applicable Percentage of One Hundred Percent. If Executive Voluntarily Terminates employment with the Bank prior to attaining the Early Retirement Age and prior to achieving an Applicable Percentage of one hundred percent (100%), then they shall forfeit any and all rights and benefits they may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by the Bank pursuant to the terms of this Agreement.

B.	Payment Method. Any amounts due under this Paragraph 5.3 shall be paid in one (1) lump sum one (1) year following Separation From Service.

5.4       Separation From Service Following a Change in Control.  In the event of a Separation From Service at any time following a Change in Control (other than a Termination for Cause or a payment triggered by Disability), then the Executive Benefit to which Executive is entitled shall be determined as follows:

A.	Benefit Amount.

(1)
Involuntary Termination or Termination for Good Reason. If Executive is Involuntarily Terminated or Terminates for Good Reason following a Change in Control and prior to attaining the Normal Retirement Age, then they shall be entitled to receive an annual amount calculated as follows: the Applicable Percentage multiplied by the Target Benefit Amount; however, in this circumstance, the Applicable Percentage shall be deemed to be that percentage Executive would have achieved had they Remained Employed until the Normal Retirement Age. If, in the alternative, Executive has already attained the Normal Retirement Age at the time of an Involuntary Termination or a Termination for Good Reason following a Change in Control, then they shall be entitled to receive an annual amount equal to the Applicable Percentage multiplied by the Target Benefit Amount, with the Applicable Percentage determined pursuant to the provisions of Paragraph 2.3. As stated in Paragraph 5.4B, whether paid as an annuity or lump sum, this Executive Benefit shall reflect a two percent (2%) annual benefit increase, and when paid as an annuity prior to Normal Retirement Age, shall be subject to the Early Commencement Reduction Factor. Furthermore, Executive shall NOT be subject to the non-compete provisions of Article VI below.

(2)
Voluntary Termination. If Executive Voluntarily Separates From Service following a Change in Control, then they shall be entitled to receive one of the following amounts, depending on the circumstances specified below:

(i)
If, at the time of such Voluntary Separation From Service, Executive has (a) attained the Early Retirement Age and completed ten (10) Years of Service, or (b) attained at least the Normal Retirement Age, or (c) achieved an Applicable Percentage of one hundred percent (100%), then they shall receive an annual amount calculated as follows: the Applicable Percentage (as of the Separation From Service date) multiplied by the Target Benefit Amount. As stated in Paragraph 5.4B, whether paid as an annuity or lump sum, this Executive Benefit shall reflect a two percent (2%) annual benefit increase, and when paid as an annuity prior to Normal Retirement Age, shall be subject to the Early Commencement Reduction Factor. Furthermore, Executive shall be subject to the provisions of Article VI below.

(ii)
If Executive Voluntarily Separates From Service following a Change in Control but does not satisfy the requirements of Paragraph 5.4A(2)(i) above, then they shall forfeit all rights and benefits they may have had under the terms of this Agreement.

B.              Benefit Payments. At the time this Agreement is executed, Executive may elect the following payment method option as provided in the Distribution Election Form for Executive Benefits due and owing as a result of a Separation From Service occurring within two (2) years following a Change in Control. If, however no such election is made at the time this Agreement, and absent any valid and subsequent IRC 409A compliant election, then any Executive Benefit payment made pursuant to this Paragraph 5.4 shall be paid as specified below in subparagraph 5.4B(2). Furthermore, and regardless of whether Executive elects the following option under this subparagraph 5.4B(1), a Separation From Service which occurs after the expiration of the two (2) year window following a Change in Control shall be paid as specified below in sub-paragraph 5.4B(2). Subject to the forgoing, Executive Benefit payments pursuant to this Paragraph 5.4 shall be as follows:

(1)
If Executive’s Separation From Service occurs within two (2) years following a Change in Control, then, when timely elected by Executive in the Distribution Election Form, the Executive Benefit payable pursuant to the terms of Paragraph 5.4A above shall be paid in one (1) lump sum as an Actuarial Equivalent value, assuming a lifetime benefit with a payment commencement date of the first day of the first month following Executive’s attainment of the Normal Retirement Age and assuming a two percent (2%) annual increase in Executive Benefit amounts. This Actuarial Equivalent amount shall be paid in one (1) lump sum on the first day of the first month following Separation From Service.

(2)
If Executive’s Separation From Service occurs after the expiration of the two (2) year window following a Change in Control, or if Executive did not elect the payment option specified above under Paragraph 5.4B(1), then the Executive Benefit payable pursuant to the terms of this Paragraph 5.4 shall be paid as follows and depending upon Executive’s age at the time of Separation From Service:

(i)
If Executive has attained at least the Early Retirement Age at the time of Separation From Service, then annual Executive Benefit payments shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service and continuing until Executive’s death. The forgoing Executive Benefit shall be subject to the Early Commencement Reduction Factor and the annual Executive Benefit amount shall be increased at the rate of two percent (2%) each year beginning on the first anniversary of the first Executive Benefit payment and annually thereafter for so long as Executive is entitled to receive an Executive Benefit. Pursuant to Paragraph 4.2, Executive shall have the ability to timely select an alternate form of annuity payment.

(ii)
If Executive has not yet attained the Early Retirement Age as of the date of Separation From Service, then the Executive Benefit defined above in Paragraph 5.4A shall be paid out in one (1) lump sum as an Actuarial Equivalent value, assuming a lifetime benefit with a payment commencement date of the first day of the first month following Executive’s attainment of the Normal Retirement Age and assuming a two percent (2%) annual increase in Executive Benefit amounts. This Actuarial Equivalent amount shall be paid on the date which is one (1) year following Separation From Service.

5.5       Disability.

A.
Benefit Amount. In the event Executive becomes Disabled prior to Separating From Service, then upon such Disability (and subject to the provisions of Article VI below), Executive shall be entitled to receive one (1) of the following amounts, depending on circumstances:

(1)
If Executive becomes Disabled prior to attaining the Normal Retirement Age, then they shall be paid a lump sum amount equal to the Actuarial Equivalent value of the following: a lifetime benefit with annual payments equal to the Applicable Percentage that Executive would have achieved had they remained employed until the Normal Retirement Age, multiplied by the Target Benefit Amount, assuming a payment commencement date of the Normal Retirement Age and factoring in a two percent (2%) annual increase in Executive Benefit amounts. In addition, for the purposes of this provision, the Target Benefit Amount shall be determined based on the following assumptions: it shall be assumed that for each year following Executive becoming Disabled, Executive’s Base Salary would increase at a rate of three percent (3%) each year on the anniversary of Executive’s date of hire until such time as Executive attains the Normal Retirement Age.

(2)
If Executive becomes Disabled after attaining the Normal Retirement Age, then Executive shall be entitled to be paid a lump sum amount equal to the Actuarial Equivalent value of the following: a lifetime benefit with annual payments equal to the Applicable Percentage (as of the date of Separation from Service) multiplied by the Target Benefit Amount, assuming a payment commencement date of the date of Disability and factoring in a two percent (2%) annual increase in Executive Benefit amounts.

B.	Benefit Payments. All amounts due as a result of Disability shall be paid in one (1) lump sum on the first day of the first month following Disability.

5.6        Termination For Cause.  If Executive is Terminated for Cause at any time after the effective date of this Agreement, then they shall forfeit any and all rights and benefits they may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by the Bank pursuant to the terms of this Agreement.

5.7       Death.

A.	Benefit Amount and Payment.

(1)
Death prior to Separation From Service. If Executive dies prior to Separating From Service, then there are no death benefits payable under this Agreement. Any such benefits would be payable pursuant to a Split Dollar Life Insurance Agreement, if any exists.

(2)
Death after Separation From Service and after becoming entitled to receive payment but prior to receiving any or all such payments. In the event Executive dies after Separating From Service and after becoming entitled to the benefits specified under this Agreement, then, for any Executive Benefit payment which has an original form specified herein as a lifetime annuity (i.e., Paragraph 5.1, 5.2, 5.4B(2)(i)), payments shall only be made following Executive’s death if Executive has elected an actuarially equivalent “longer of” lifetime/period certain payment or a joint and survivor payment option. If, in the alternative, Executive dies after becoming entitled to a lump sum benefit but prior to receiving such amount (i.e. Paragraph 5.3, 5.4B(1), 5.4B(2)(ii) or 5.5) then payment shall be made as scheduled to Executive’s designated Beneficiary(ies).

ARTICLE VI
NON-COMPETITION AND NON-SOLICITATION/NON-INTERFERENCE; FORFEITURE IN THE EVENT OF BREACH; MANDATORY ARBITRATION

6.1       Non-Competition. Notwithstanding any other provision of this Agreement, the Executive Benefit due pursuant to the provisions of Paragraphs 5.1, 5.2, 5.3, 5.4A(2), and 5.5 shall be forfeited and no Executive Benefit shall be due Executive hereunder if Executive enters into any Competitive Activity on behalf of a Conflicting Organization in the Employer’s Market Area during Executive’s employment or within the two (2) year period following the date of Executive’s Separation From Service.

6.2       Non-Solicitation. The restrictions in Paragraph 6.1 also include without limitation, for a period of two (2) years following the date of Executive’s Separation from Service, Executive shall not solicit, directly or indirectly, on behalf of a Conflicting Organization in the Employer’s Market Area, any customer, client, or employee of the Bank. Specifically, Executive may not, directly or indirectly:

A.
Solicit, or attempt to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any client or customer of the Bank to terminate or change the client or customer’s relationship with the Bank, including without limitation, transferring the client or customer’s business to a Conflicting Organization; or

B.
Solicit or attempt to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any employee, current or future, of the Bank, to leave employment with the Bank in order to participate, as an employee or otherwise, in any manner in Competitive Activity for a Conflicting Organization, or to hire or cause to be hired or assist in the hiring of the Bank’s current or future employees by a Conflicting Organization, or provide information to any third party to suggest, encourage, aid or facilitate such solicitation, inducement, recruitment or hiring.

Solicitation prohibited under this provision includes solicitation by any means, including, without limitation, meetings, phone calls, letters or other mailings, and electronic and internet communications of any kind, or any other type of conduct intended or reasonably calculated to induce or urge a client, customer, or employee to discontinue, in whole or in part, its employment or business relationship with the Bank.

6.3       Injunctive Relief. Executive acknowledges and agrees that the Bank has a legitimate business interest in enforcement of the restrictions in this Article VI, including without limitation, the Bank’s need to protect the goodwill of the Bank’s business, the Bank’s client relationships, the stability of the Bank’s workforce, and other such legitimate business interests. In the event that Executive breaches or threatens to breach, or the Bank reasonably believes that Executive is about to breach the obligations of this Article, Executive acknowledges and agrees that the Bank shall be entitled to obtain injunctive relief in state or federal court, in addition to, and not in lieu of, any other legal or equitable rights and remedies available to the Bank. Executive acknowledges and agrees that the Bank will suffer immediate and irreparable harm from such breach or threatened breach and that money damages will not be adequate to compensate the Bank or to protect and preserve the status quo.

6.4       Enforceability.  If an arbitrator or a court of competent jurisdiction shall find any provision of this Article VI illegal or unenforceable, the arbitrator or court may reform such provision to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable, and so as to permit maximum restrictions that are legal and enforceable to be applied to Executive’s ability to compete with the Bank. If an arbitrator or court declines to amend any such provision as provided herein, the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

6.5       Excuse/Reimbursement Right. To the extent that Executive is paid an Executive Benefit under this Agreement and breaches this provision, the Bank shall not only be excused from paying any future benefit, but the Bank shall have the right to seek reimbursement for all amounts previously paid out under this Agreement, to the extent allowed by law.

6.6       Arbitration.  All controversies and claims arising under or relating to this Article VI, including the scope of this mandatory arbitration provision, shall be submitted to binding arbitration before a single arbitrator to be selected by the parties.  Notice of the demand for arbitration shall be in writing and served on the other party to this Plan. Within ten (10) days after notice by one party to the other of its demand for arbitration, the parties shall confer as to the selection of an arbitrator. The arbitration shall be subject to the rules of procedure established by the Employment Arbitration Rules of the American Arbitration Association, and shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties. The arbitrator shall apply Washington law, without regard to its choice of law principles. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.  Any award, order or judgment pursuant to the arbitration shall be final and binding upon the parties and their successors and assigns, and may be entered and enforced in any court of competent jurisdiction. The requirements of this paragraph do not prohibit the filing of a court action by either party for temporary equitable relief in aid of arbitration, and as provided in Paragraphs 6.3 and 6.4 above. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts of Washington in any legal suit, action or proceeding for purposes of (a) enforcing this arbitration provision, (b) entering and enforcing any award, order, or judgment pursuant to this arbitration provision, and (c) any legal suit, action or proceeding to obtain temporary equitable relief as set forth above.

ARTICLE VII
ADMINISTRATION

7.1    Committee and Duties. This Plan shall be administered by an Administrative Committee which shall consist of not less than three (3) persons appointed by the Board of Directors. Any member of the Committee may be removed at any time by the Board. Any member may resign by delivering his written resignation to the Board. Upon the existence of any vacancy, the Board may appoint a successor. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business. A majority vote of the Committee members constituting a quorum shall control any decision.

7.2    Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

7.3    Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4    Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII
CLAIMS PROCEDURE

8.1    Claim.    In the event a dispute arises over the benefits under this executive Plan and benefits are not paid to Executive (or to Executive’s Beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above in accordance with the following procedures:

A.	Written Claim. The claimant may file a written request for such benefit to the Administrator.

B.
Claim Decision. Upon receipt of such claim, the Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.
Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.
Decision on Review. The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)    The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Agreement on which the denial is based;

(iii)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

E.
Special Timing Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying claimants regarding benefits determinations shall be reduced as required by 29 CFR 2560.503-1 (I.e., (a) the ninety (90) day response time with the possibility of a ninety (90) day extension in Section 8.2B shall be shortened to a forty-five (45) day response time with the possibility of a thirty (30) day extension, and (b) the sixty (60) day response time with the possibility of a sixty (60) day extension in shall be shortened to a forty-

five (45) day response time with the possibility of a forty-five (45) day extension). In addition, in the event of a disability claim, the Bank shall identify any medical or vocational expert whose advice was obtained by the Plan in connection with the initial benefit determination, without regard to whether the advice was relied upon. If the review is from an adverse benefit determination that was based in whole or in part on a medical judgment, the Bank shall consult with a health care professional that has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither the individual who was consulted in connection with the adverse benefit determination that is under review nor the subordinate of such individual.  Any review of the denial of a claim made on account of disability shall be conducted by a person or persons who neither had any part in the initial benefit determination nor are subordinates of the persons who did.

8.2       Arbitration of Disputes. Other than as addressed in Article VI, all unresolved claims, disputes and other matters in question arising out of or relating to this Plan or the breach or interpretation thereof, (including the scope of this mandatory arbitration provision), other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a single arbitrator to be selected by the parties (unless prohibited by ERISA). Notice of the demand for arbitration shall be in writing and served on the other party to this Plan. Within ten (10) days after notice by one party to the other of its demand for arbitration, the parties shall confer as to the selection of an arbitrator.  The arbitration shall be subject to the rules of procedure established by the Employment Arbitration Rules of the American Arbitration Association (“AAA”), and shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties.  The arbitrator shall apply Washington law, without regard to its choice of law principles. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award, order or judgment pursuant to the arbitration shall be final and binding upon the parties and their successors and assigns, and may be entered and enforced in any court of competent jurisdiction.  The requirements of this paragraph do not prohibit the filing of a court action by either party for temporary equitable relief in aid of arbitration.  Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts of Washington in any legal suit, action or proceeding for purposes of (a) enforcing this arbitration provision, (b) entering and enforcing any award, order, or judgment pursuant to this arbitration provision, and (c) any legal suit, action or proceeding to obtain temporary equitable relief as set forth above.

8.3       Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, to the extent permitted by law (a) each party shall pay his own attorneys’ arbitration and legal fees incurred pursuant to this Agreement; and (b) if Executive prevails, he shall be entitled to recover from the other party reasonable expenses, attorneys' fees and costs incurred in the enforcement or collection of any judgment or award rendered. The term "prevails" applies if the arbitrator(s) or court finds that

Executive is entitled to contested money payments from the other, but does not necessarily imply a judgment rendered in favor of Executive.

ARTICLE IX
BENEFICIARY DESIGNATION

9.1    Beneficiary Designation. Executive shall have the right to designate any person or persons as their Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid (if such benefits are owed) in the event of Executive’s death. Each Beneficiary designation shall be in a written form and will be effective only when filed with the Bank during Executive’s lifetime.

In addition to the forgoing, a legal separation or divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered or only to the extent required by law.

9.2    Amendments to Beneficiary Designation. Any Beneficiary Designation may be changed by Executive without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Bank. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If an Executive’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

9.3    No Beneficiary Designation. In the absence of an effective beneficiary designation, or if all stated Beneficiaries predecease Executive or die prior to complete distribution of the Executive’s Benefit, then Executive’s designated Beneficiary shall be deemed to be Executive’s estate.

9.4    Doubt as to Beneficiary. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, then the Bank shall have the right to withhold such payments until this matter is resolved.

9.5    Effect of Payment to the Beneficiary. The payment to the deemed Beneficiary shall fully and completely discharge the Bank from all further obligations under this Agreement.

ARTICLE X
MISCELLANEOUS

10.1    Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I ERISA. Accordingly, the Plan shall terminate and no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

10.2    Status as an Unsecured General Creditor and Rabbi Trust. Notwithstanding anything contained herein to the contrary: (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding (i) through (v) above, the Bank and Executive acknowledge and agree that, in the event of a Change in Control, upon request of Executive, or in the Bank’s discretion if Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to Executive in such manner and at such times as specified in this Agreement.

10.3    Non-assignability. Neither Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person, nor be transferable by operation of law in the event of Executive’s or any other person’s bankruptcy or insolvency.

10.4    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and Executive, and Executive (or his beneficiary, if applicable) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give Executive the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

10.5    Protective Provisions. Executive will cooperate with Employer by furnishing any and all information requested by the Bank, in order to facilitate the payment of benefit hereunder, and by taking such physical examinations as the Bank may deem necessary and taking such other action as may be requested by the Bank.

10.6    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

10.7    Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8    Governing Law. The provisions of this Plan shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Washington.

10.9    Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

10.10    Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

10.11    Partial Invalidity/Severability. If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, illegal, void, or unenforceable, then such term, provision, covenant, or condition shall be deemed ineffective and unenforceable and shall be deemed separable from the remaining provisions of this Agreement.  Further, such determination shall not render any other term, provision, covenant illegal, void or unenforceable, and the remaining terms, provisions, covenants, and conditions of the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

10.12    Entire Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party. Executive and the Bank understand, acknowledge and agree that Executive and the Bank have entered into other agreements that contain either change-in-control terms or restrictive covenants, including without limitation a Change in Control Agreement. The parties understand, acknowledge and agree that the terms of this Agreement are not intended by Executive or the Bank, and shall not be interpreted by any party, court or arbitrator to, supersede, modify, amend, change, negate, cancel or render null or void any other change-in-control terms or restrictive covenants between the parties contained in any such other agreements (or any amendments or restatements thereof).

10.13    Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRC 409A.

10.14    Notice. Any notice required or permitted of either Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:        Columbia State Bank
1301 A Street
Tacoma, WA 98402
Attention: Corporate Secretary/Cathleen Dent

If to Executive:

10.15    IRS Section 280G Issues. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from the Bank, constitute "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and the Bank (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that the Bank and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code, but only to the extent that any agreement to minimize the impact of the Section 4999 excise tax shall comply in all respects with all applicable laws, including IRC 409A and regulations thereunder. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to the Bank and Executive in the exercise of their reasonable good faith judgment.

10.16    Opportunity To Consult With Independent Advisors. Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement. Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

EXECUTIVE ACKNOWLEDGES THAT HE HAS RECEIVED AND READ OR HAS HAD THE OPPORTUNITY TO READ THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE AGREEMENTS TO ARBITRATION OF DISPUTES UNDER PARAGRAPHS 6.6 AND 8.2. EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT REQUIRES THAT DISPUTES THAT INVOLVE THE MATTERS SUBJECT TO THE AGREEMENT BE SUBMITTED TO MEDIATION OR ARBITRATION PURSUANT TO THE ARBITRATION AGREEMENT RATHER THAN TO A JUDGE AND JURY IN COURT.

COLUMBIA STATE BANK
Dave Lawson

/s/ DAVE LAWSON             Date:  JULY 25, 2018 EVP/Chief Human Resources Officer

/s/ GREGORY A. SIGRIST    GREGORY A. SIGRIST
Executive-    Signature and Date                                           Print Name

EXHIBIT A
TO THE COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR GREGORY A. SIGRIST

The following table is intended ONLY to demonstrate Executive’s projected salary at various times and using the assumptions below. This table does not address actual benefits to be paid based on the varying circumstances of Separation From Service, Change in Control, etc., but rather is intended to show a projected benefit based on Separation From Service at the Normal Retirement Age. Again, the actual assumptions needed to determine benefit amounts can only be determined closer in time to the benefit payment date, and thus, the following is an illustration ONLY.

Age	Beginning of Vesting Period	Projected Salary	60% of Average Highest Three Years Salary	Vesting: Full Year Served	Pre-Tax Retirement Benefit
50.85	July 1st 2018	$375,000	$222,500	0%	$0
51.85	July 1st 2019	$386,250	$228,375	0%	$0
52.85	July 1st 2020	$397,838	$231,818	0%	$0
53.85	July 1st 2021	$409,773	$238,772	15%	$0
54.85	July 1st 2022	$422,066	$245,935	20%	$0
55.85	July 1st 2023	$434,728	$253,313	25%	$0
56.85	July 1st 2024	$447,770	$260,913	30%	$0
57.85	July 1st 2025	$461,203	$268,740	35%	$0
58.85	July 1st 2026	$475,039	$276,802	40%	$0
59.85	July 1st 2027	$489,290	$285,106	45%	$0
60.85	July 1st 2028	$503,969	$293,659	50%	$0
61.85	July 1st 2029	$519,088	$302,469	55%	$0
62.85	July 1st 2030	$534,660	$311,543	60%	$0
63.85	July 1st 2031	$550,700	$320,890	65%	$0
65	July 1st 2032	$567,227	$330,516	71.45%	$ 236,154
66					$ 240,877
67					$ 245,695
68	Modeling assumptions				$ 250,608
69	2018 Salary		$375,000		$ 255,621
70	Age		50.85		$ 260,733
71	DOH		1-Jul-18		$ 265,948
72	Retirement Date		29-Aug-32		$ 271,267
73	Payment Start Age		65		$ 276,692
74	Payment form		Lifetime with 2% COLA		$ 282,226
75	# of Years of Service at NRA		14.15		$ 287,870
76	Discount Rate		4.09%		$ 293,628
77	Salary Increase		3.00%		$ 299,500
78	Mortality Age		88		$ 305,490
79					$ 311,600
80					$ 317,832
81					$ 324,189
82					$ 330,672
83					$ 337,286
84					$ 344,032
85					$ 350,912
86					$ 357,931
87					$ 365,089
88					$ 372,391

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EXHIBIT B
TO THE COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR GREGORY A. SIGRIST

DISTRIBUTION ELECTION FORM

Pursuant to the terms of the Supplemental Executive Compensation Agreement (“Agreement”), by and between me, Gregory A. Sigrist, and Columbia State Bank (hereinafter “Bank”), effective as of July 25, 2018, I have been granted a supplemental compensation benefit. Terms which are “defined terms” in the Agreement shall have the same meaning within this Distribution Election Form.
I.
LIFETIME ANNUITY/JOINT AND SURVIVOR ANNUITY

Pursuant to IRC 409A, there are multiple restrictions and limitations regarding modifying the time and/or form of such payments; however, an exception to these restrictions permits elections to change from one life annuity to another Actuarially Equivalent life annuity (prior to payments beginning).

In the event no alternate method is selected below, then amounts due under this Agreement shall be paid out as a single life annuity based on the life of Executive. Subject to the forgoing, and provided that payments have not yet begun, when the Executive Benefit is to be paid as a lifetime annuity, Executive may elect one of the following payment options (provided that the amounts are calculated as actuarial equivalent forms in compliance with IRC 409A):

A life annuity payable for the longer of Executive’s lifetime or __________ years (not less than 10 years).

X
A joint and survivor annuity with an actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse (registered domestic partner) in the same amount as the amount paid to me.

A joint and survivor annuity in equal value to the actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to my surviving spouse (registered domestic partner) in one-half of the amount paid to me.

Acknowledgment of Limitations on Changes in Time and Form of Payment of Benefits. As stated previously, all Actuarially Equivalent valuations must be in compliance with IRC 409A and all related Notices and guidance. In addition, when determining whether two life annuities are Actuarially Equivalent, the same actuarial assumptions and methods must be used in valuing each life annuity. This requirement applies over the entire term of Executive’s participation in the Plan, such that the annuities must be Actuarially Equivalent at all times for the annuity options to be treated as one time and form of payment. However, provided the actuarial methods

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Sigrist7172018

and assumptions are reasonable, there is no requirement that consistent actuarial assumptions and methods be used over the term of Executive’s participation in the Plan. Accordingly, the Plan may change the actuarial assumptions and methods used to determine the life annuity payments provided that all of the actuarial assumptions and methods are reasonable.

In the event that a joint and survivor annuity option is selected, and Executive’s spouse predeceases Executive, then for all payments made to Executive after their spouse’s death, the amounts payable under this Agreement shall increase and be equal to the payment amounts Executive would have received under a single life annuity option. In addition, Executive shall no longer have the ability to make a new joint and survivor annuity election.

In the event no alternate method is selected, then amounts due under this Agreement shall be paid out as a single life annuity.

II.
CHANGE IN CONTROL
FOLLOWED WITHIN TWO (2) YEARS BY A SEPARATION FROM SERVICE
IRC 409A provides that a different time and form of payment may be designated with respect to a Separation From Service under certain conditions, one of which is a Separation From Service during a limited period not to exceed two years following a change in control event.
I am aware that the Agreement provides me with the option to timely elect to have any Executive Benefit owed to me to as a result of Separating From Service within two (2) years following a Change in Control as a lump sum amount, payable on the first day of the first month following Separation From Service. I understand that if I do not make such election below, any Executive Benefit due and owing will be paid pursuant to the terms of the Agreement and based on my age (and circumstances) at time of Separation From Service.

X
I hereby elect to have any Executive Benefit due upon my Separation From Service within two (2) years following a Change in Control, paid in one (1) lump sum on the first day of the first month following Separation From Service.

EXECUTIVE: /s/ GREGORY A. SIGRIST     Print Name: GREGORY A. SIGRIST

Dated: 7-25-18

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EXHIBIT C
TO THE COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR GREGORY A. SIGRIST

The following figures are provided ONLY as an example of potential benefit amounts in the event Executive Separates From Service upon attaining the Normal Retirement Age (at age 65):
Annual Payment paid as a Single Life Annuity Option (Executive’s lifetime only): $236,154/year.
Election of the single life annuity with a 10-year period certain (and as an actuarial equivalence of the above): $230,112.
Election of the joint and survivor annuity with an actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in the same amount as the amount paid to Executive: $188,610.
Election of the joint and survivor annuity in equal value to the actuarial equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in one-half of the amount paid to Executive: annual benefit of $209,721 paid to Executive during their lifetime, with a benefit of $104,861 being paid to Executive’s spouse upon Executive’s death.

THESE NUMBERS ARE PROVIDED FOR ILLUSTRATION PURPOSES ONLY AND ARE IN NO WAY A GUARANTEE OF BENEFITS OR AMOUNTS.

THE ASSUMPTIONS USED TO CALCULATE ACTUAL BENEFITS WILL ONLY BE DETERMINED AT THE TIME BENEFITS BECOME DUE, AND THUS THERE CAN BE NO GUARANTEE OF ANNUITY AMOUNTS AT THE TIME THIS AGREEMENT IS PUT INTO PLACE.

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